News Release

Firsthand Technology Value Fund Announces

Spillback Distribution of $0.034226 Per Share

San Jose, CA, November 20, 2018 – Firsthand Technology Value Fund, Inc. (NASDAQ: SVVC) (the “Fund”), a publicly-traded venture capital fund that invests in technology and cleantech companies, announced today a special distribution to stockholders of approximately $0.03 per share. The distribution will be payable on December 21, 2018 to stockholders of record as of December 13, 2018.

The distribution represents the Fund’s previously undistributed long-term capital gains ($245,701 or $0.034226 per share) realized in 2017. Commonly referred to as a “spillback” distribution, this distribution of capital gains from the Fund’s preceding fiscal year is required in order for the Fund to satisfy regulated investment company (“RIC”)-related U.S. federal income tax requirements for that prior year. The Fund elected to qualify for RIC tax treatment during that prior fiscal and tax year. This year, however, as previously announced, the Fund no longer qualifies under the RIC requirements and is treated as a corporation for tax purposes.

The Fund maintains a dividend reinvestment plan (“DRIP”) that provides for the reinvestment of all distributions on behalf of its stockholders, unless a stockholder has elected to receive distributions in cash. As a result, when the Fund declares a distribution, stockholders who have not previously “opted out” of the DRIP by the record date of the distribution will have their distribution automatically invested into additional shares of SVVC common stock. Although the Fund has a number of options to satisfy the share requirements of the DRIP, it currently expects that the DRIP plan administrator will acquire the shares through open market purchases of common stock.

News Release

About Firsthand Technology Value Fund

Firsthand Technology Value Fund, Inc. is a publicly-traded venture capital fund that invests in technology and cleantech companies. More information about the Fund and its holdings can be found online at www.firsthandtvf.com.

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The Fund is a non-diversified, closed-end investment company that elected to be treated as a business development company under the Investment Company Act of 1940. The Fund’s investment objective is to seek long-term growth of capital. Under normal circumstances, the Fund will invest at least 80% of its total assets for investment purposes in technology and cleantech companies.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS: This press release contains "forward-looking statements" as defined under the U.S. federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will," and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to materially differ from the Fund’s historical experience and its present expectations or projections indicated in any forward-looking statement. These risks include, but are not limited to, changes in economic and political conditions, regulatory and legal changes, technology and cleantech industry risk, valuation risk, non-diversification risk, interest rate risk, tax risk, and other risks discussed in the Fund’s filings with the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Fund undertakes no obligation to publicly update or revise any forward-looking statements made herein. There is no assurance that the Fund’s investment objectives will be attained. We acknowledge that, notwithstanding the foregoing, the safe harbor for forward-looking statements under the Private Securities Litigation Reform Act of 1995 does not apply to investment companies such as us.

Contact:

Phil Mosakowski

Firsthand Capital Management, Inc.

(408) 624-9526

vc@firsthandtvf.com